Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ChromaDex Corporation on Form S-3 of our report dated March 16, 2017, with respect to our audits of the consolidated financial statements of ChromaDex Corporation as of December 31, 2016 and January 2, 2016 and for the years ended December 31, 2016, January 2, 2016 and January 3, 2015 and our report dated March 16, 2017 with respect to our audit of the effectiveness of internal control over financial reporting of ChromaDex Corporation as of December 31, 2016 appearing in the Annual Report on Form 10-K of ChromaDex Corporation for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
New York, NY
June 9, 2017